Exhibit 5.1
     Re: Registration Statement on Form S-8
Gentlemen:
     We have acted as special counsel to IsoTis, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of 200,000 shares of its common stock, $.0001 par value per share (the “Shares”), issuable under the IsoTis, Inc. 2006 Incentive Award Plan (the “Plan”), pursuant to a registration statement on Form S—8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”). We are furnishing this opinion in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, we are not expressing any opinion in this letter as to any matter pertaining to the contents of the Registration Statement, other than as to the validity of the Shares.
     As such counsel, we have examined matters of fact and questions of law that we have considered appropriate for purposes of this letter. With your consent, we have relied on those matters of fact and questions of law, and on certificates and other assurances of officers of the Company and others as to facts, without having independently verified such factual matters. We are familiar with the proceedings that IsoTis, Inc. has taken, and proposes to take, in connection with the authorization, issuance and sale of the Shares and, for the purposes of this opinion, we have assumed those proceedings will be timely completed in the manner presently proposed.
     We are opining in this letter as to the effect on the subject transaction of only the General Corporation Law of the State of Delaware (“DGCL”), and we express no opinion with respect to any other laws.
     Subject to the foregoing and in reliance thereon, it is our opinion that, upon the issuance and sale of the Shares in the manner contemplated by the Registration Statement and in accordance with the terms of the Plan, and subject to the Company completing all action and proceedings required on its part to be taken prior to the issuance of the Shares pursuant to the terms of the Plan and the Registration Statement, including, without limitation, receipt of legal consideration in excess of the par value of the Shares issued, the Shares will be validly issued, fully paid and nonassessable securities of the Company.
     With your consent, we have assumed for purposes of the opinion paragraph immediately above that: (i) the Shares will be delivered through the Depository Trust Company’s automated system for deposits and withdrawals of securities, (ii) the issuance of the Shares will be recorded in the books of the Company, and (iii) the Company will comply with all applicable notice requirements of Section 151 of the DGCL.
     We consent to your filing this opinion as an exhibit to the Registration Statement.
Very truly yours,
/s/ Latham & Watkins LLP